EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made effective the 1st day of July, 2004.

BETWEEN:

FLOWSTAR TECHNOLOGIES INC., a body corporate duly incorporated pursuant to the laws of Alberta, with principal offices in the City of Edmonton, in the Province of Alberta
(the “Corporation”)

OF THE FIRST PART

- and -

WESCORP ENERGY INC., a body corporate duly incorporated pursuant to the laws of the State of Delaware, USA
(“Wescorp”)

OF THE SECOND PART

- and -

DOUGLAS BILES, an individual resident in the City of Edmonton, in the Province of Alberta
(the “Executive”)

OF THE THIRD PART

WHEREAS:

A.	The Corporation is a wholly owned subsidiary of Wescorp Energy Inc. ("Wescorp");

B.	Wescorp and the Corporation have entered into an agreement pursuant to which the Corporation has agreed to make the services of the Executive available to Wescorp (the "Executive Sharing Agreement");

C.

The Corporation desires to employ the Executive as the President Chief Executive Officer of the Corporation and, pursuant to the Executive Sharing Agreement, the President and Chief Executive Officer of Wescorp, and the Executive desires to be employed by the Corporation as the President and Chief Executive Officer of both the Corporation and Wescorp;

D.	The Executive has provided services to the Corporation and Wescorp from and including July 1st , 2004 (the "Effective Date");

               NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises, covenants and agreements hereinafter contained it is agreed by and between the parties as follows:

ARTICLE 1 - EMPLOYMENT

1.1	The Executive will, during the Term or any renewals thereof, perform all of the Duties as the Corporation shall, from time to time, reasonably assign to the Executive.

ARTICLE 2 - TERM

2.1

Subject to the prior termination of this Agreement, the employment of the Executive by the Corporation shall be for a two (2) year period commencing on July 1st , 2004 and ending on June 30th , 2006 (the “Term”).

2.2

Subject to the prior termination of this Agreement as herein provided, upon the expiration of the Term this Agreement shall automatically be extended for a further two (2) year period unless either the Corporation or the Executive serves written notice on the other a minimum of ninety (90) days prior to the expiration of the Term that they do not wish to renew this Agreement for an additional two (2) year period. For greater certainty, it is understood that “Term” shall refer to the original term of this Agreement as defined in Article 2.1 herein and any renewal thereof.

ARTICLE 3 - DUTIES

3.1

The Executive shall, during the period of the Executive’s employment hereunder, perform all of the duties and responsibilities (the “Duties”) as the Corporation shall from time to time reasonably assign to the Executive and, without limiting the generality of the foregoing, the Duties shall include those duties set forth in Schedule “A” attached hereto. During the Term of this Agreement the Executive shall devote the whole of the Executive’s time and attention, during normal business hours, to the Duties and shall do all in the Executive’s power to promote, develop and extend the business of the Corporation and its subsidiaries and related corporations.

3.2

Notwithstanding the provisions of Article 3.1, it is acknowledged and agreed that the Executive shall be entitled to devote reasonable time and energy to businesses in which the Executive has an interest and to provide consulting services to others for up to fifteen percent (15%) of his time during normal business hours, and on such basis as may be agreed upon by the Executive and the Corporation from time to time.

3.3

The Executive shall truly and faithfully account for and deliver to the Corporation all money, securities and things of value belonging to the Corporation which the Executive may from time to time receive for, from or on account of the Corporation.

ARTICLE 4 - REMUNERATION

4.1

The gross annual salary of the Executive shall be ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000.00) per annum (hereinafter the “salary”) or such other amount as shall from time to time be agreed upon in writing between the Corporation and the Executive. Such salary shall be paid monthly in arrears or in such other manner as may be mutually agreed. The salary paid to the Executive shall be subject to annual review by the Board of Directors of the Corporation commensurate with the Corporation’s year end (December 31st ). The Corporation and the Executive acknowledge and agree that the Executive has provided services to and is entitled to be paid as and from the Effective Date, and accordingly the Corporation shall, upon execution of this Agreement, pay to the Executive the salary owing from the Effective Date to the date of this Agreement.

4.2

The Executive will also be entitled to participate in the Corporation’s standard group benefit plan, and disability insurance plan, both of which are more specifically described elsewhere in this Agreement. It is understood that all costs associated with such plans will be borne by the Corporation.

4.3

The Executive will be reimbursed for reasonable business expenses, within such policy guidelines as may be established from time to time by the Corporation, provided that such business expenses are incurred in the ordinary course of performing the Duties.

4.4	The Corporation agrees to provide to the Executive an automobile mutually agreed upon by the Corporation and the Executive, and the Corporation further agrees to:

	4.4.1	Insure the motor vehicle;

	4.4.2	Pay for the service, maintenance and repair of the motor vehicle;

and the parties further agree that the provision of the motor vehicle to the Executive is required to enable the Executive to carry out the services which the Executive has agreed to undertake pursuant to this Agreement, and accordingly the benefit provided under this paragraph shall be a non-taxable benefit The Executive agrees to keep such log books relating to the use of the motor vehicle as the Corporation may require from time to time. In the event that it is determined that any portion of the benefit is taxable, then the Corporation agrees to pay the income tax levied in connection therewith.

ARTICLE 5- BENEFITS AND HOLIDAYS

5.1

The Executive, as an employee of the Corporation, will be eligible to enroll and participate in any and all of the Corporation’s benefit plans, as may be determined by the Corporation from time to time, including:

	5.1.1	employment benefit plans or standard group benefit plans;

	5.1.2	savings plans;

	5.1.3	group accident and sickness plan; and

	5.1.4	a disability plan.

It is understood that all costs related to all benefits described in this Article 5.1 for which the Executive is eligible shall be borne by the Corporation (except any disability policy, which shall be paid by the Executive), that the disability plan is portable, and that any policy which is portable may be directly acquired by the Executive after the termination or expiration of this Agreement.

5.2

The Corporation agrees that none of the benefits described in Article 5.1 for which the Executive is eligible shall be cancelled or amended in a manner adverse or potentially adverse to the Executive, without the Executive’s written consent.

5.3

The Executive shall be entitled to every enhancement to the terms and benefits of any of the plans described in Article 5.1, or to participate in any new benefit plans which may be established by the Corporation subsequent to the date of this Agreement. Nothing herein obligates the Corporation to make any enhancements to its existing benefit plans, or to establish any new benefit plans, but once made or established (as the case may be), the enhanced terms and benefits or new benefit plans (as the case may be) shall not be cancelled or amended, without the Executive’s written consent.

5.4

The Executive shall be entitled to four (4) weeks paid holidays during each year of the Term. Holidays must be taken at times that are satisfactory to the Corporation, acting reasonably, and must be taken within two (2) years of the year to which the holiday relates and holidays not taken shall be deemed to have been taken and no other compensation shall be payable by the Corporation. For greater clarity, it is understood that for the purpose of determining the number of holidays for which the Executive is entitled, each year of the Term will commence on July 1st and end on June 30th.

ARTICLE 6- CONFIDENTIALITY

6.1

The Executive shall not, either during the continuance of the Executive’s employment hereunder or at any time after termination of the Executive as an employee of the Corporation, for any reason whatsoever (except in the proper course of carrying out the Duties, or otherwise required by law), divulge to any person whomsoever, and shall use the Executive’s best endeavors to prevent the publication or disclosure of:

6.1.1

any confidential information concerning the business or finances of the Corporation or any other corporation for which he is directed to perform services hereunder or of any of their dealings, transactions or affairs which may come to the Executive’s knowledge during or in the course of the Executive’s employment; or

6.1.2

any trade secrets, know-how, inventions, technology, designs, methods, formula, processes, copyrights, trade marks, trade mark applications, patents, patent applications or any other proprietary information and/or data of the Corporation (herein collectively called “Intellectual Property”).

ARTICLE 7 - INVENTIONS AND PATENTS

7.1

If the Executive contributes to any invention (whether patentable, patented, or not), any Intellectual Property, or any improvement or modification to any invention or Intellectual Property, then the Executive’s contribution thereto and the invention, Intellectual Property or improvement thereof shall, without more, be the exclusive property of the Corporation. The Executive shall execute any and all agreements, assurances or assignments which the Corporation may require and the Executive shall fully cooperate with the employer in the filing and prosecution of any patent applications.

ARTICLE 8 - RESTRICTIVE COVENANT

8.1

The Executive will not at any time during the Term, or during any renewal thereof, and for a period of one (1) year following the expiration or termination of the Executive’s employment for whatever cause compete in Canada, directly or indirectly, with any of the businesses carried on by the Corporation as of the date of this Agreement, its subsidiaries or affiliates:

	8.1.1	as a principal, partner or employee;

	8.1.2	as an officer, director or similar official of any incorporated or unincorporated entity engaged in any such competing business (the “Other Entity”);

	8.1.3	as a consultant or advisor to any Other Entity;

	8.1.4	as a holder of shares of any Other Entity;

	8.1.5	by canvassing or soliciting orders or business for any Other Entity; or

8.1.6

in any relationship described in subsections 8.1.1 through 8.1.5 of this section with any incorporated or unincorporated entity which provides services for or necessarily incidental to the business of an Other Entity;

without the prior express written consent of the Corporation, which may not be unreasonably withheld. Notwithstanding the foregoing, the ownership of securities of any issuer traded on any exchange or public market, representing not more than five percent (5%) of the issued and outstanding securities of such issuer, shall not constitute a breach of this Section 8.1.

8.2

The Executive will not at any time during the Term, or during any renewal thereof, and for a period of one (1) year following the expiration or termination of the Executive’s employment for whatever cause, without the prior express written consent of the Corporation, which may not be unreasonably withheld, directly or indirectly, solicit for the purposes of employment or consultation, any employee of the Corporation, or any of its affiliates who performs functions associated with the management of the Corporation, provided, however, that the hiring or soliciting of such persons who have responded to general advertisements not specifically targeted at such person will not be considered a violation of this paragraph.

8.3

Notwithstanding the provisions of Article 8.4, the Executive acknowledges and agrees that the time frames for which the aforesaid covenant shall apply have been considered by the Executive, who has taken independent legal advice with respect thereto, and the restraint and restriction of and on the future activities of the Executive are reasonable in the circumstances.

8.4

The parties agree that if the time frames set out in this Article 8 are found to be unenforceable by a court of competent jurisdiction, the time frames will be amended to the time frames as established by a court of competent jurisdiction.

8.5

The Executive acknowledges that any breach of this Article 8 will cause irreparable harm to the Corporation, for which the Corporation cannot be compensated by damages. The Executive agrees that in the event of a breach of the covenant contained in this Article 8, the Corporation shall not be restricted to seeking damages only, but shall be entitled to injunctive and other equitable relief.

ARTICLE 9 - TERMINATION OF EMPLOYMENT

9.1

The Corporation may terminate this Agreement at any time for cause without payment of any compensation either by way of anticipated earnings or damages of any kind whatsoever. The term “for cause” shall include, without limitation, any one or more of the following:

	9.1.1	a significant breach or failure or a continual breaching or failing to observe any of the provisions herein;

	9.1.2	the bankruptcy of the Executive;

	9.1.3	any act of dishonesty detrimental to the well-being of the Corporation;

	9.1.4	any act of gross negligence relating to completing the Duties;

9.1.5

the commission of an indictable offence for which the Executive is convicted, which significantly impairs the Executive’s ability to perform the Duties and responsibilities hereunder or which materially adversely affects the reputation enjoyed by the Corporation; or

	9.1.6	failure to comply with reasonable instructions, orders and directions of the Board of Directors of the Corporation.

9.2

In the event that the Executive becomes physically or mentally disabled and is unable to perform the Duties for a period of twelve (12) months, as confirmed by a doctors certificate, the Corporation shall be entitled to terminate this Agreement without further compensation upon sixty (60) days written notice to the Executive. In the case of the death of the Executive, all obligations of the Corporation under this Agreement shall cease immediately, provided that this provision shall not affect any right occurring to the Executive and/or his estate under the stock options issued to the Executive pursuant to Articles 11.5 or 11.6 hereof.

9.3

In the event that the Executive’s employment with the Corporation is terminated without cause, or the Corporation serves notice to the Executive in accordance with Article 2.2 hereof that it does not wish to renew this Agreement, then

	9.3.1	the Corporation agrees to pay to the Executive an amount equal to two times (2x) his highest annual base salary and bonus, if any, for the past three (3) years of his employment with the Corporation.

9.3.2

The Corporation agrees to pay to the Executive an additional amount equal to two times (2x) his highest annual base salary for the past three (3) years of his employment with the Corporation, as compensation for the loss of opportunities to obtain additional stock options pursuant to Article 11.6 hereof.

9.4

Any payment to be made by the Corporation pursuant to the terms of Article 9.3 shall be paid in cash, in a lump sum, within twenty (20) business days of the giving of written notice by the Corporation to the Executive of such termination.

9.5

All payments provided for herein shall be in lieu of all other notice or damage claims as in regards to the non-renewal of the Agreement by the Corporation with the Executive, and the Executive shall be barred from making any claim in that regard.

9.6

The Executive may terminate this Agreement and the employment created herein by giving at least thirty (30) days prior written notice of such intention to the Corporation. After the expiry of such notice, all obligations, except for the obligations of the Executive under Articles 6, 7 and 8 hereof, which shall continue as provided in those Articles, of the Corporation and the Executive under this Agreement shall cease.

ARTICLE 10 - OTHER AGREEMENTS IN RESPECT OF TERMINATION

10.1	In the event of the termination of this Agreement for cause or otherwise howsoever the Executive shall resign as a director and/or officer of the Corporation or any subsidiary or related corporation.

10.2	Notwithstanding any termination of this Agreement for any reason whatsoever, whether with or without cause, all of the provisions of Articles 6, 7 and 8 and any other provisions of this Agreement necessary to give efficacy and effect thereto shall continue in full force and effect following the termination of this Agreement.

ARTICLE 11 - WESCORP

11.1

The Executive acknowledges that the Corporation is a subsidiary corporation of Wescorp and that, pursuant to the Executive Sharing Agreement, the Corporation has agreed that the Executive shall serve as the President and Chief Executive Officer of both the corporation and of Wescorp, and the Executive hereby agrees to serve as President and Chief Executive Officer of Wescorp.

11.2

The Executive and the Corporation agree that the Executive, when serving in the capacity of the President Chief Executive Officer of Wescorp, perform all of the Duties as Wescorp shall, from to time, reasonably assign to the Executive.

11.3	The provisions of Articles 3, 6, 7, 8, 9, 10 and 12 hereof shall apply, mutadis mutandis, between the Executive and Wescorp.

11.4	Wescorp represents to the Executive that Wescorp has agreed to grant to the Executive the right to acquire Common Shares of Wescorp.

11.5

Wescorp covenants and agrees that it shall five (5) days following execution of this Agreement, deliver to the Executive a stock option agreement in the form attached hereto as Schedule "B", duly executed by Wescorp, which shall be completed as follows as to the contents of paragraph 1 thereof:

	11.5.1	# of Shares - The number of Shares shall be 2,000,000

11.5.2

Exercise Price - The Exercise Price shall be the Market Price of the Shares on the principal stock exchange on which the Shares are traded, at close of trading on the date of execution of this Agreement.

	11.5.3	Vesting Date - The Vesting Date shall be November 30, 2005.

	11.5.4	Expiry Date - The Expiry Date shall be a date which is four (4) years following the Vesting Date.

11.6

Wescorp covenants and agrees that it shall, during the Term of this Agreement, deliver to the Executive, on the last day of each of March, June, September and December dated effective such date, a stock option agreement in the form attached hereto as Schedule "B", duly executed by Wescorp, which shall be completed as follows as to the contents of paragraph 1 thereof:

11.6.1

# of Shares - The number of Shares shall be that number of shares calculated by dividing the sum of Thirty Thousand Dollars ($30,000.00) by the Exercise Price for each share determined in accordance with Article 11.6.2 hereof.

11.6.2

Exercise Price - The Exercise Price shall be the Market Price of the Shares on the principal stock exchange on which the Shares are traded during the period of the last five (5) trading days during which the Shares traded immediately prior to the issue date of the option (and for such purposes the term "Market Price" will be an amount equal to the weighted average of the trading prices of the Shares on the exchange for each of the trading days for which there was a trade during the five (5) day period).

	11.6.3	Vesting Date - The Vesting Date shall be the date of the issue of each such option.

	11.6.4	Expiry Date - The Expiry Date shall be a date which is four (4) years following the Vesting Date.

11.7

The parties acknowledge that the stock option agreement in the form attached hereto as Schedule "B" has not been delivered to the Executive for the last day of September or December, 2004, or March or June, 2005 or September 2005, and that the stock option agreements for such times shall be delivered on the last day of November, 2005.

11.8	Any stock option agreement which has been delivered, or is required by this Article 11 to have been delivered, shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 12 - GENERAL

12.1

This Agreement and the Schedules attached hereto constitute the entire agreement between the parties hereto and cancels and supersedes all previous written, verbal or implied terms, conditions and representations relating to the Executive’s employment.

12.2

The failure of either party at any time to require strict performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Neither shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

12.3

Each article, paragraph, clause, sub-clause and provision of this Agreement shall be severable from each other and if for any reason any article, paragraph, clause, sub-clause or provision is invalid or unenforceable, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other article, paragraph, clause, sub-clause or provision. This Agreement and each article, paragraph, clause, sub-clause and provision hereof shall be read and construed so as to give thereto the full effect thereof subject only to any contrary provision of the law to the extent that where this Agreement or any article, paragraph, clause, sub-clause or provision hereof would but for the provisions of this paragraph have been read and construed as being void or ineffective, it shall nevertheless be a valid agreement, article, paragraph, clause, sub-clause or provision as the case may be to the full extent to which it is not contrary to any provision of the law.

12.4	The parties hereto submit to the exclusive jurisdiction of the Courts of the Province of Alberta in respect of any matter or thing arising out of this Agreement or pursuant thereto.

12.5	All notices to be given by either party hereto shall be delivered or sent by telegram, facsimile or cable to the following address or such other address as may be notified by either party:

	12.5.1	If to the Corporation to:

8709 - 50th Avenue Edmonton, Alberta T6E 5H4
Attention: Doug Biles, President and Chief Executive Officer

with a copy to:

Bryan & Company Barristers and Solicitors 2600 Manulife Place 10180 - 101 Street Edmonton, Alberta T5J 3Y2 Attention: Michael W. Crozier

	12.5.2	If to Wescorp:

8709 - 50th Avenue Edmonton, Alberta T6E 5H4
Attention: Doug Biles, President and Chief Executive Officer

with a copy to:

Bryan & Company Barristers and Solicitors 2600 Manulife Place 10180 - 101 Street Edmonton, Alberta T5J 3Y2 Attention: Michael W. Crozier

	12.5.3	If to the Executive to:

203 Christie Park View SW Calgary, Alberta T3H 2Z3

12.6

This Agreement shall enure to the benefit of and be binding upon the parties hereto, their heirs, administrators, successors and legal representatives. This Agreement may be assigned by the Corporation but may not be assigned by the Executive.

IN WITNESS WHEREOF the parties have duly executed this Agreement this 29th day of July 2005

FLOWSTAR TECHNOLOGIES INC.

Per: (signed) Terry Mereniuk

WESCORP ENERGY INC.

Per: (signed) Terry Mereniuk

(signed) Douglas Biles
Witness	DOUGLAS BILES

SCHEDULE “A”

DUTIES

Job Title:	President and Chief Executive Officer

Reports To:	Board of Directors

RESPONSIBILITIES:

•	Directs overall business and organization policies; develops, recommends and implements through subordinates; approves annual and long term company policies and goals.

•	Directs company financial, organizational and operational planning activities and growth of the Company.

•	Approves of budgetary and operational objectives.

•	Monitors performance relative to established objectives and systematically monitors and evaluates operating results.

•	Presents operating and capital expenditure budgets to Board of Directors for approval.

•	Formulates the Company’s strategic plans and submits them to the Board of Directors for approval.

•	Directs executives in matters concerning the development, production, promotion and sales of the Company’s products and services.

•	Promotes positive Company relations with customers, suppliers and the general public.

•	Directs the establishment of fair and appropriate policies for human resource management.

•	Reports to Board of Directors.

SCHEDULE "B"

STOCK OPTION AGREEMENT

This Agreement effective as of the ___ day of ________, 2005

Between:

WESCORP ENERGY INC., a body corporate incorporated under the State of Delaware, USA
(the “Corporation”)

OF THE FIRST PART

- and-

DOUGLAS BILES, an officer of the Corporation
(the “Optionee”)

OF THE SECOND PART

WHEREAS the board of directors of the Corporation has approved the granting to the Optionee of a stock option to purchase common shares in the capital stock of the Corporation (the “Common Shares”).

NOW THEREFORE, the Corporation and the Optionee hereby agree as follows:

1.           The Corporation hereby grants to the Optionee, subject to the terms and conditions set forth in this Agreement and the Plan, the right to purchase the following number of Common Shares at the following exercise price on or after the following vesting date(s) and prior to the close of business on the following expiry date:

# of Shares	Exercise Price	Vesting Date	Expiry Date

2.           On the close of business on the expiry date set forth in Section 1 above, the stock option granted hereby shall expire and automatically terminate and be of no further force and effect.

3.           The Optionee hereby agrees that the terms and conditions set out herein shall govern the stock option granted hereby.

4.           All notices required or allowed to be given under this Agreement shall be made either personally or by mailing the same by prepaid registered post to:

The Corporation:

Wescorp Energy Inc.
8709 - 50th Avenue
Edmonton, Alberta T6E 5H4

The Optionee:

203 Christie Park View SW
Calgary, Alberta T3H 2Z3

5.           All Stock Options reflected in this Agreement shall be personal to the Optionee and shall not be assignable or otherwise transferable except by will or the laws of descent and distribution.

6.           Time is of the essence of this Agreement.

7.           This Agreement is subject to and shall be construed in accordance with the laws of the Province of Alberta.

IN WITNESS WHEREOF, the Corporation and the Optionee have executed this Agreement as of the date and year first above written.

WESCORP ENERGY INC.

Per:

Witness	DOUGLAS BILES